Protective Insurance Corporation                                                                                                                                                                                                                                                                                                                     November 7, 2018
Unaudited Third Quarter Financial Statements                                                                                                                                                                                                                                                                    Investor Contact:  William Vens
                                                                                                                                                                                                                                                                                                                                                 investors@protectiveinsurance.com
                                                                                                                                                                                                                                                                                                                                                                                        (317) 429-2554

PROTECTIVE INSURANCE CORPORATION ANNOUNCES RESULTS FOR THE QUARTER AND NINE MONTHS
Carmel, Indiana, November 7, 2018—Protective Insurance Corporation (formerly Baldwin & Lyons, Inc.) (NASDAQ: PTVCA, PTVCB) today reported results for the third quarter and first nine months of 2018.  The Company produced a third quarter net loss of $12.3 million, or $0.82 per share, which compares to net income of $7.4 million, or $0.49 per share, for the prior year's third quarter.  For the first nine months of 2018, net loss totaled $9.5 million, or $0.63 per share, which compares to net income of $1.8 million, or $0.12 per share, for the prior year period.

●	Gross premiums written increased 5.5% for the third quarter of 2018 compared to the prior year and 19.2% during the first nine months of 2018 compared to the prior year.
●	Net investment income increased 38.5% for the third quarter of 2018 compared to the prior year and 28.8% during the first nine months of 2018 compared to prior year

●	Combined ratio of 124.3% for the third quarter of 2018 and 107.2% for the first nine months of 2018.

Net premiums earned for the third quarter of 2018 increased 8.6% to $96.8 million compared to the prior year period.  For the first nine months of 2018, net premiums earned increased 36.0% to $314.2 million compared to the prior year period, which is a result of continued growth in the Company's commercial automobile and workers' compensation products, in both our retail and program distribution channels.

Gross premiums written for the third quarter of 2018 increased 5.5% to $138.7 million compared to $131.5 million written during the prior year period.  As with net premiums earned, the increases were primarily driven by continued growth in the Company's commercial automobile and workers' compensation products in both our retail and program distribution channels.  Gross premiums written for the first nine months of 2018 increased 19.2% to $429.8 million compared to $360.6 written during the 2017 period, reflecting growth impacts similar to those experienced during the third quarter.

Underwriting operations produced a combined ratio of 124.3% during the third quarter of 2018 compared to a combined ratio of 99.3% for the prior year period. For the first nine months of 2018, the combined ratio was 107.2%, which compares to a combined ratio of 112.3% for the 2017 period.  The increase in the combined ratio during both 2018 periods reflects: (1) a reserve strengthening of $16.4 million, related to unfavorable prior accident year loss development in commercial automobile coverages, and (2) ceding an additional $13.8 million in premium, related to variable premium adjustment provisions in our historical reinsurance treaties.  This reserve strengthening was the result of increased claim severity due to a more challenging litigation environment, as well as an increase in the time to settle claims.

Commercial auto products covered by our reinsurance treaties are subject to an aggregate stop-loss provision. Once this aggregate stop-loss level is reached, for every $100 of additional loss, the Company is responsible for $25.  The following table illustrates the financial impact of a further 5% or 10% increase in ultimate losses for the five most recent reinsurance treaty years (2013-2017) covering these commercial auto products:

	5% Increase in Ultimate Loss Ratio	10% Increase in Ultimate Loss Ratio
Gross loss expense	$32.1	$64.2
Net financial loss	10.1	18.2
$/share (after tax)	$0.54	$0.96

Net investment income for the third quarter of 2018 increased 38.5% to $5.6 million compared to $4.0 million in the prior year period.  The increase reflected an increase in average funds invested resulting from positive cash flow, as well as higher interest rates, which led to higher reinvestment yields for our short-duration fixed income portfolio.  Our fixed income investment portfolio continues to emphasize shorter-duration instruments. If there was a hypothetical increase in interest rates of 100 basis points, the price of our bonds at September 30, 2018 would be expected to fall by approximately 2.9%.  Credit quality remains high with a weighted average rating of AA-, including cash.  For the first nine months of 2018, net investment income increased 28.8% to $16.0 million, compared to $12.4 million in 2017, reflecting investment dynamics similar to those noted above.

Premium growth is continuing to have a favorable impact on our expense ratio, consistent with our stated strategy to leverage the Company's fixed expense base to improve the expense ratio over time.  The 4.5% decline in the expense ratio during the first nine months of 2018 when compared to 2017 reflects this fixed expense leverage. Favorable prior accident year loss development from our workers' compensation products also positively impacted the expense ratio, due to increased ceding commission income from prior year contingent reinsurance contracts, which reduces expenses.

Book value per share as of September 30, 2018 was $25.96, a decrease of $1.18 per share during the third quarter, after the payment of cash dividends to shareholders totaling $0.28 per share.  For the first nine months of 2018, book value per share decreased $1.87 after the payment of cash dividends to shareholders totaling $0.84 per share.

The Company's net income (loss), determined in accordance with U.S. generally accepted accounting principles (GAAP) includes items that may not be indicative of ongoing operations. The following table reconciles income (loss) before federal income taxes (benefits) to underwriting income (loss), a non-GAAP financial measure that is a useful tool for investors and analysts in analyzing ongoing operating trends.

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2018	2017	2018	2017

Income (loss) before federal income taxes (benefits)	$(15,569)	$10,618	$(12,199)	$(384)
Less: Net realized gains on investments	449	3,446	1,740	7,019
Less: Net unrealized gains (losses) - equity securities and limited partnerships	1,924	2,498	(7,335)	8,515
Income (loss) from core business operations	$(17,942)	$4,674	$(6,604)	$(15,918)
Less: Net investment income	5,578	4,027	16,010	12,434
Underwriting income (loss)	$(23,520)	$647	$(22,614)	$(28,352)

Loss from core business operations, before federal income tax benefits, was $17.9 million for the third quarter of 2018 compared to income from core business operations, before federal income taxes, of $4.7 million during the third quarter of 2017.  For the first nine months of 2018, loss from core business operations, before federal income tax benefits, totaled $6.6 million compared to a loss from core business operations, before federal income tax benefits, of $15.9 million during the 2017 period.

The Company's management uses the term income (loss) from core business operations, a non-GAAP financial measure, which is defined as income before federal income taxes excluding pre-tax realized and unrealized investment gains and losses.  This financial measure is used to evaluate the Company's performance because the recognition of investment gains and losses in any given period is largely discretionary as to timing and could distort the analysis of trends.

The combined ratios and the components, as presented herein, are commonly used in the property/casualty insurance industry and are applied to the Company's GAAP underwriting results.

During the third quarter of 2018, the Company reallocated approximately $24 million of equity securities into short-duration treasuries. This reallocation was consistent with investment activity during the first and second quarters and, for the first nine months of 2018, approximately $98 million of equity securities were reallocated to short duration treasuries. These equity sales further solidified the conservative nature of our high quality, short duration investment portfolio; opportunistically utilized the new lower corporate tax rate of 21%, which was beneficial given the low tax basis of many of these equity positions; and were accretive to income, given the increase in yields at the shorter end of the yield curve.

Recently Adopted Accounting Standard
Accounting guidance for recognizing the mark-to-market change in our equity investments portfolio was revised in 2018 under FASB ASU 2016-01: Recognition and Measurement of Financial Assets and Financial Liabilities. As a result of the Company adopting this accounting standard update, effective January 1, 2018, equity portfolio investments are measured at fair value (i.e. marked-to-market) and any changes in fair value are recognized in net income through the Income Statement.  Previously, the Company's equity portfolio securities, excluding those held within limited partnerships, were classified as available-for-sale and changes in fair value were recorded in other comprehensive income on the Balance Sheet.

Upon adoption of this ASU, cumulative net unrealized gains on equity securities of $71.0 million, ($46.2 million, net of tax), were reclassified within the equity section of the Balance Sheet from accumulated other comprehensive income to retained earnings.  This adjustment had no overall impact on shareholders' equity, however since these net unrealized gains are now included within retained earnings, they will not appear as realized gains on the Income Statement when sold.  During the third quarter of 2018, we sold $30.1 million in equity securities resulting in a realized gain of $5.7 million and during the first nine months of 2018, we sold $117.7 million in equity securities resulting in a realized gain of $50.8 million.  Since the majority of this gain was already included in retained earnings on the Balance Sheet, that portion already included in retained earnings was not recognized within realized gains on the Income Statement.

Conference Call Information:
Protective Insurance Corporation has scheduled its quarterly conference call for Wednesday, November 7, 2018, at 11:00 AM EST to discuss results for the third quarter ended September 30, 2018.
To participate via teleconference, investors may dial 1-877-705-6003 (U.S./Canada) or 1-201-493-6725 (International or local) at least five minutes prior to the beginning of the call.  A replay of the call will be available through November 14, 2018 by calling 1-844-512-2921 or 1-412-317-6671 and referencing passcode 13683310.  Investors and interested parties may also listen to the call via a live webcast, accessible on the company's web site via a link at the top of the main Investor Relations page.  To participate in the webcast, please register at least fifteen minutes prior to the start of the call.  The webcast will be archived on this site until May 7, 2019.  The webcast may be accessed directly at: http://public.viavid.com/index.php?id=131365.
Also available on the investor relations section of our web site is an investor presentation providing additional information to be reviewed in conjunction with our earnings call.  We have also made available complete interim financial statements and copies of our filings with the Securities and Exchange Commission.

The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Form 10-Q but do not include all of the information and footnotes as disclosed in the Company's annual audited financial statements.  In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation have been included.
Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties.  Readers are encouraged to review the Company's annual report for its full statement regarding forward-looking information.

Protective Insurance Corporation and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets
(in thousands, except per share data)

	September 30	December 31
	2018	2017
Assets
Investments [1]:
Fixed maturities (2018: $598,098; 2017: $521,017)	$590,961	$521,853
Equity securities	109,099	201,763
Limited partnerships, at equity	64,369	70,806
Short-term [2]	1,000	1,000
	765,429	795,422
Cash and cash equivalents	108,993	64,680
Restricted cash and cash equivalents	6,138	4,033
Accounts receivable	113,386	87,551
Reinsurance recoverable	350,647	318,331
Other assets	94,906	80,061
Current federal income taxes	7,531	6,938
	$1,447,030	$1,357,016

Liabilities and shareholders' equity
Reserves for losses and loss expenses	$777,837	$680,274
Reserves for unearned premiums	68,108	53,085
Borrowings under line of credit	20,000	20,000
Accounts payable and other liabilities	191,953	170,488
Deferred federal income taxes	1,087	14,358
	1,058,985	938,205
Shareholders' equity:
Common stock-no par value	638	642
Additional paid-in capital	55,115	55,078
Unrealized net gains (losses) on investments	(5,638)	46,700
Retained earnings	337,930	316,391
	388,045	418,811
	$1,447,030	$1,357,016

Number of common and common
equivalent shares outstanding	14,947	15,047
Book value per outstanding share	$25.96	$27.83

[1] 2018 & 2017 cost in parentheses
[2] Approximates cost

Protective Insurance Corporation and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2018	2017	2018	2017
Revenues
Net premiums earned	$96,807	$89,100	$314,209	$231,070
Net investment income	5,578	4,027	16,010	12,434
Commissions and other income	3,413	1,407	7,488	3,789
Net realized gains on investments, excluding impairment losses	449	3,484	1,740	7,088
Other-than-temporary impairment losses on investments	-	(38)	-	(69)
Net unrealized gains (losses) on equity securities and limited partnership investments	1,924	2,498	(7,335	8,515
Net realized and unrealized gains (losses) on investments	2,373	5,944	(5,595	15,534
	108,171	100,478	332,112	262,827
Expenses
Losses and loss expenses incurred	94,540	60,673	244,327	181,026
Other operating expenses	29,200	29,187	99,984	82,185
	123,740	89,860	344,311	263,211
Income (loss) before federal income tax expense (benefit)	(15,569	10,618	(12,199	(384)
Federal income tax expense (benefit)	(3,244	3,184	(2,691	(2,231)
Net income (loss)	$(12,325	$7,434	$(9,508	$1,847

Per share data - diluted:
Income (loss) before net gains (losses) on investments	$(.95	$.24	$(.34	$(.55)
Net gains (losses) on investments	.13	.25	(.29	.67
Net income (loss)	$(.82	$.49	$(.63	$.12

Dividends	$.28	$.27	$.84	$.81

Reconciliation of shares outstanding:
Average shares outstanding - basic	14,969	15,089	14,998	15,084
Dilutive effect of share equivalents	-	29	-	40
Average shares outstanding - diluted	14,969	15,118	14,998	15,124

Protective Insurance Corporation and Subsidiaries
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Nine Months Ended
	September 30
	2018	2017

Net cash provided by operating activities	$60,370	$55,235
Investing activities:
Purchases of available-for-sale investments	(330,217)	(305,130)
Purchases of limited partnership interests	(450)	(897)
Proceeds from sales or maturities
of available-for-sale investments	346,179	257,977
Net purchases of short-term investments	-	500
Purchase of insurance company-owned life insurance	(10,000)	-
Distributions from limited partnerships	369	16,313
Other investing activities	(4,352)	(4,825)
Net cash provided by (used in) investing activities	1,529	(36,062)
Financing activities:
Dividends paid to shareholders	(12,652)	(12,250)
Repurchase of common shares	(2,620)	(1,880)
Net cash used in financing activities	(15,272)	(14,130)

Effect of foreign exchange rates on cash and cash equivalents	(209)	510

Increase in cash, cash equivalents and restricted cash	46,418	5,553
Cash, cash equivalents and restricted cash at beginning of period	68,713	62,976
Cash, cash equivalents and restricted cash at end of period	$115,131	$68,529

Financial Highlights (unaudited)
Protective Insurance Corporation and Subsidiaries
(In thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30		September 30
	2018	2017	2018	2017

Annualized
Book value per share beginning of period	$27.14	$26.50	$27.83	$26.81
Book value per share end of period	25.96	26.93	25.96	26.93
Change in book value per share	$(1.18)	$0.43	$(1.87)	$0.12
Dividends paid	0.28	0.27	0.84	0.81
Total value creation [1]	(13.3%)	10.6%	(4.9%)	4.6%

Return on average shareholders' equity:
Net operating income (loss)	(14.1%)	4.0%	(1.8%)	(3.0%)
Net income (loss)	(12.2%)	8.3%	(3.3%)	0.7%

Loss and LAE expenses incurred	$94,540	$60,673	$244,327	$181,026
Net premiums earned	96,807	89,100	314,209	231,070
Loss and LAE ratio	97.7%	68.1%	77.8%	78.3%

Other operating expenses	$29,200	$29,187	$99,984	$82,185
Less: Commissions and other income	3,413	1,407	7,488	3,789
Other operating expenses, less commission and other income	$25,787	$27,780	$92,496	$78,396
Net premiums earned	96,807	89,100	314,209	231,070
Expense ratio	26.6%	31.2%	29.4%	33.9%

Combined ratio [2]	124.3%	99.3%	107.2%	112.3%

Gross premiums written	$138,699	$131,523	$429,792	$360,558
Net premiums written	97,014	96,222	324,702	246,459

[1] Total Value Creation equals change in book value plus dividends paid, divided by beginning book value. Quarterly and year-to-date amounts have been annualized.
[2] The combined ratio is calculated as ratio of losses and loss expenses incurred, plus other operating expenses, less commission and other income to net premiums earned.